Exhibit 99.1

InfoSpace Announces Adoption of Stockholder Rights Plan

BELLEVUE, Wash. (July 22, 2002) – InfoSpace, Inc. (NASDAQ: INSP), a provider of wireless and Internet software and application services, today announced that its board of directors has adopted a Stockholder Rights Plan.

Under the plan, the Company will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on August 9, 2002.

The Stockholder Rights Plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of the Company’s stockholders. The plan was not adopted in response to any efforts to acquire the Company, and the Company is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the Company’s preferred stock for $5.50. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15% percent or more of the Company’s common stock while the Stockholder Rights Plan remains in place (or, with respect to Naveen Jain, 25% or more of the Company’s common stock), then, unless the rights are redeemed by the Company for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of InfoSpace or shares of the third party acquirer, in each case having a value of twice the right’s then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders of record as of the record date.

About InfoSpace, Inc.
InfoSpace, Inc. (NASDAQ: INSP) provides wireless and Internet software and application services. The Company develops software technologies that enable customers to efficiently offer a broad array of network-based services under their own brand to any device. InfoSpace corporate information can be found at www.infospaceinc.com.

CONTACTS:

Investors:	Media:	Media:
Nicole Knowles	Steve Stratz	Adam Whinston
Director – Investor Relations	Sr. Manager – Public Relations	Sr. Manager – Public Relations
(425) 201-6100	(425) 709-8167	(425) 201-8946
nknowles@infospace.com	steve.stratz@infospace.com	adam.whinston@infospace.com

This release contains forward-looking statements regarding the effectiveness of the Stockholder Rights Plan. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. The stockholder rights plan may not prove to be an effective guard against coercive tactics to gain control of the Company. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s Annual Report on Form 10-K, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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